Exhibit 10.21

BUNGE LIMITED ANNUAL INCENTIVE PLAN

PLAN DOCUMENT

SECTION 1.                            ESTABLISHMENT AND PURPOSE

1.1  Establishment of the Plan.  Bunge Limited, a company incorporated under the laws of Bermuda (the “Company”), hereby establishes an annual incentive compensation plan to be known as the Bunge Limited Annual Incentive Plan (the “Plan”).  The Plan permits the awarding of annual cash bonuses to Employees (as defined below), based on the achievement of performance goals that are pre-established by the Board of Directors of the Company (the “Board”) or by the Committee (as defined below).

Upon approval by the Board, subject to approval by the shareholders of the Company at the 2005 annual general meeting of shareholders, the Plan shall become effective as of January 1, 2005 and continue until December 31, 2010, unless terminated earlier as set forth in Section 10.

1.2  Purpose.  The purposes of the Plan are to (i) provide greater motivation for certain employees of the Company and its Subsidiaries (as defined below) to attain and maintain the highest standards of performance, (ii) attract and retain employees of outstanding competence and (iii) direct the energies of employees towards the achievement of specific business goals established for the Company and its Subsidiaries.

The purposes of the Plan shall be carried out by the payment to Participants (as defined below) of annual incentive cash awards, subject to the terms and conditions of the Plan.  The Plan also is intended to secure the full deductibility of incentive awards payable to Participants where and when relevant.  All compensation payable under this Plan to its Participants is intended to be deductible by the Company under Section 162(m) of the Code (as defined below).

SECTION 2.                            DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).

“Award Opportunity” means the various levels of incentive awards which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1.

“Base Salary” shall mean the regular base salary earned by a Participant during a Plan Year prior to any salary reduction contributions made to any deferred compensation plans sponsored or maintained by the Company or by any Subsidiary; provided, however, that Base Salary shall not include awards under this Plan, any bonuses, equity awards, the matching contribution under any plan of the Company or any of its Subsidiaries (as applicable) providing such, overtime, relocation allowances, severance payments or any other special awards as determined by the Committee.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” has the meaning set forth in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, provided that the Committee shall consist of two or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code, as amended from time to time.

“Company” has the meaning set forth in Section 1.1.

“Disability” means that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Participant.

“Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

“Employee” means an employee of the Company or a Subsidiary who is recommended by the Chief Executive Officer of the Company, or his designee, and is approved by the Committee for participation in the Plan, or is included in the Plan by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officers” shall mean an executive officer as set forth in Section 162(m) of the Code or any other executive officer designated by the Committee for purposes of exempting distributions under the Plan from Section 162(m)(3) of the Code.

“Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of such Plan Year.

“Financial” shall mean the corporate financial performance of the Company and its Subsidiaries.

“Non-financial” shall mean the non-financial performance of a specified segment of the Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, organizational unit, Subsidiary, division or other such segmentation.

“Participant” means an Employee who is participating in the Plan pursuant to Section 4.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

“Plan” means the Bunge Limited Annual Incentive Plan.

“Plan Year” means the calendar year, commencing on January 1st and ending on December 31st.

“Retirement” means normal or early retirement from employment with the Company or a Subsidiary, as applicable, in accordance with the terms of the applicable pension plan document and the retirement policies of the Company or of any Subsidiary employing the Participant.

“Subsidiary” means any company or corporation in which the Company beneficially owns, directly or indirectly, 50% or more of the securities entitled to vote in the election of the directors of the corporation.

“Target Incentive Award” means the award to be paid to a Participant when performance measures are achieved, as established by the Committee.

SECTION 3.                            ADMINISTRATION

The Plan shall be administered by the Committee.  Except with respect to the matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards under the Plan as qualified performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

The Committee shall be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Company or from the financial, accounting, legal or other advisers of the Company.  Each member of the Committee, each individual designated by the Committee to administer the Plan and each other person acting at the direction of, or on behalf of, the Committee shall not be liable for any determination or anything done or omitted to be done in good faith by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own willful misconduct or as expressly provided by statute, and to the extent permitted by law and the bye-laws of the Company, shall be fully indemnified and protected by the Company with respect to such determination, act or omission.

Subject to the limitations set forth in the Plan, the Committee shall: (i) select from the Employees of the Company and its Subsidiaries, those who shall participate in the Plan, (ii) establish Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) make any and all factual and legal determinations in connection with the administration and interpretation of the Plan, (vi) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.  The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.

SECTION 4.                            ELIGIBILITY AND PARTICIPATION

4.1  Eligibility.  Each Employee who is recommended by the Chief Executive Officer of the Company or his designee to participate in the Plan, and who is approved by the Committee, or is included in the Plan by the Committee, shall be eligible to participate in the Plan for such Plan Year, subject to the limitations of Section 7 herein.

4.2  Participation.  Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in the Plan.  Participation in the Plan during the applicable Plan Year shall be limited to those Employees (“Participants”) who are selected by the Committee; provided that participation by an Employee of a Subsidiary shall constitute such Subsidiary’s agreement to pay, at the direction of the Committee, awards directly to its Employees or to reimburse the Company for the cost of such participation in accordance with rules adopted by the Committee.  Employees who are eligible to participate in the Plan shall be notified of the performance goals and related Award Opportunities for the relevant Plan Year.

4.3  Partial Plan Year Participation.  Except as provided in Section 9, in the event that an Employee becomes eligible to participate in the Plan subsequent to the commencement of a Plan Year, then such Employee’s Final Award shall be based on the

Base Salary earned as an eligible Employee for the relevant Plan Year, provided that the Employee has participated in the Plan for at least three months.

4.5  No Right to Participate.  No Participant or other Employee shall at any time have a right to participate in the Plan for any Plan Year, despite having participated in the Plan during a prior Plan Year.

SECTION 5.                            AWARD DETERMINATION

5.1  Performance Goals.  Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall approve or establish in writing the performance goals for that Plan Year.  For any performance period that is less than twelve months, the performance goals shall be established before 25% of the relevant performance period has elapsed.

Except as provided in Section 9, the performance goals may include, without limitation, any combination of Financial, Non-financial and individual performance goals.  Performance measures and their relative weight may vary by job classification.  After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the pre-established performance goals at the end of the Plan Year will determine the amount of the Final Award.  Except as provided in Section 9, the Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

5.2  Award Opportunities.  Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety days from the beginning of such Plan Year), the Committee shall establish an Award Opportunity for each Participant.  Except as provided in Section 9, in the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

5.3  Adjustment of Performance Goals.  Except as provided in Section 9, the Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, to the extent permitted by Code Section 162(m) and the regulations and interpretative rulings thereunder, if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes.  In addition, performance goals and Award Opportunities will be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such performance goals or Award Opportunities are established.  Further, in the event of a Plan Year of less than twelve months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion, except as provided in Section 9.

5.4  Final Award Determinations.  At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee.  Except as provided in Section 9, each Final Award shall be based upon the (i) Participant’s Target Incentive Award percentage, multiplied by his Base Salary and (ii) satisfaction of Financial, Non-financial and individual performance goals (if applicable).  Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established Financial, Non-financial, and individual performance goals.

5.5  Limitations.  The amount payable to a Participant for any Plan Year shall not exceed U.S. $4,000,000.

SECTION 6.                            PAYMENT OF FINAL AWARDS

6.1  Form and Timing of Payment.  As soon as practicable after the end of each Plan Year, the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall calculate the amount of each Participant’s Final Award for the relevant period.  Generally, Final Award payments shall be payable to the Participant, or to his estate in the case of death, in a single lump-sum cash payment, as soon as practicable after the end of each Plan Year, after the Committee, in its sole discretion, has certified in writing that the specified performance goals were achieved, but in no event later than March 15th of such Plan Year.

6.2  Payment of Partial Awards.  In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial award for the portion of the Plan Year that an Employee was a Participant.

6.3  Unsecured Interest.  No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company or of any Subsidiary.  To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

SECTION 7.                            TERMINATION OF EMPLOYMENT

7.1  Termination of Employment Due to Death, Disability or Retirement.  In the event a Participant’s employment is terminated by reason of death, Disability or Retirement, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to such termination only.  The reduced award shall be based upon the amount of Base Salary earned during the Plan Year prior to termination.  In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date the Committee determines, in its sole discretion, that the requirements of Disability have been satisfied.

The Final Award thus determined shall be payable as soon as practicable following certification of the relevant performance goals by the Committee for the Plan Year in which such termination occurs, or sooner (except with respect to Executive Officers), as determined by the Committee in its sole discretion.

7.2                                 Termination of Employment for Other Reasons.  In the event a Participant’s employment is terminated for any reason other than death, Disability or Retirement (as determined by the Committee, in its sole discretion), all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited.  However, the Committee, in its sole discretion, may pay a partial award for the portion of that Plan Year that the Participant was employed by the Company, computed as determined by the Committee.

SECTION 8.                            RIGHTS OF PARTICIPANTS

8.1  Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2  Nontransferability.  No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 9.                            EXECUTIVE OFFICERS

9.1  Applicability.  The provisions of this Section 9 shall apply only to Executive Officers.  In the event of any inconsistencies between this Section 9 and the other Plan provisions, the provisions of this Section 9 shall control with respect to Executive Officers.

9.2  No Participation After Commencement of Plan Year.  An Executive Officer who becomes eligible after the beginning of a Plan Year may not participate in the Plan for such Plan Year.  Such Executive Officer will be eligible to participate in the Plan for the succeeding Plan Year.

9.3  Award Determination.  Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish the Target Incentive Award percentage for each Executive Officer and performance goals for that Plan Year.  Performance goals to be used shall be chosen from among any combination of the Financial and Non-financial performance goals as exemplified in Schedule A and such other individual performance goals as established by the Committee.  The Committee may select one or more of the performance goals specified from Plan Year to Plan Year which need not be the same for each Executive Officer in a given year.

At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied.  Final Awards shall be computed for each Executive Officer based on (i) the Participant’s Target Incentive Award multiplied by his Base Salary, and (ii) Financial, Non-financial and individual performance (if applicable).

Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established Financial, Non-financial and individual performance goals.

9.4  Non-adjustment of Performance Goals.  Once established, performance goals shall not be changed during the Plan Year.  Participants shall not receive any payout when the Company or Non-financial segment (if applicable) does not achieve at least minimum performance goals.

9.5 Discretionary Adjustments.  The Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant.

9.6  Possible Modification.  If, on advice of the Company’s tax counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Section 2, 4.3, 5.1, 5.2, 5.3 or 5.4 to an Executive Officer without regard to the exceptions to such Section or Sections contained in this Section 9, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Section 9.

SECTION 10.                     AMENDMENT AND MODIFICATION

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder which he or she has already earned and is otherwise entitled, except where such modification, amendment, suspension or termination is necessary to comply with applicable law, including without limitation, any modifications or amendments made pursuant to Section 409A of the Code and any regulations, rulings and other regulatory guidance issued thereunder.

SECTION 11.                     MISCELLANEOUS

11.1  Governing Law.  The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of New York.

11.2  Withholding Taxes.  The Company and its Subsidiaries shall have the right to deduct from all payments under the Plan any federal, state, local and/or foreign income, employment or other applicable payroll taxes required by law to be withheld with respect to such payments.

11.3  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.4  Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.5  Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Company.

11.6  Successors.  All obligations of the Company and its Subsidiaries under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

SCHEDULE A

Financial Performance Measures

Operating Profit	Income from Continuing Operations (Net Income After Minority Interests)
EPS	Net Financial Debt
Operating Working Capital	Free Cash Flow
Return on Net Assets	Revenue Growth
Return on Invested Capital	Days Sales Outstanding
Return on Equity	EBITDA
Cash-flow Return on Investment	Impairment Write-Offs
Operating Earnings before Asset Impairment	Return on Tangible Net Worth
Interest Coverage	Effective Tax Rate
Pre Tax Income	Net Sales
Return on Tangible Net Assets	Selling General and Administration Expenses
Operating Cash Flow	Share price
Market Capitalization	Cash Value Added
Economic Value Added	Margins
Days Cash Cycle

Non-Financial Performance Measures

Product Quality	Safety/Environment
Headcount	Quality
Turn Around Time	Days Loading
Volumes	Energy Usage
Loading Time	Customer/Supplier Satisfaction
Market Share	Amount of Inventory
Productivity	Days of Inventory
Employee Turnover	Satisfaction Indexes
Recruiting	Brand Recognition